Exhibit (5)(a)
            Specimen Flexible Premium Variable Life Insurance Policy

                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO
                                (A STOCK COMPANY)

                           Home Office: Columbus, Ohio
                       Administrative Office: P.O.Box 5068
                         Clearwater, Florida 33758-5068
                                  727-299-1800
--------------------------------------------------------------------------------

IN THIS POLICY the Primary Insured is named on the Policy Schedule Page. The Primary Insured will be referred to as YOU or YOUR. Western Reserve Life Assurance Co. Of Ohio will be referred to as WE, OUR or US.

IF YOU DIE before the Maturity Date and while this Policy is In Force, WE WILL PAY the Death Benefit Proceeds to the Beneficiary upon receipt of due proof of Your death. THE AMOUNT OF THE DEATH BENEFIT PROCEEDS WILL INCREASE OR DECREASE DEPENDING ON THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS IN THE SEPARATE ACCOUNT AND ON THE DEATH BENEFIT OPTION SELECTED AS DESCRIBED IN THE DEATH BENEFIT PROVISIONS.

IF YOU ARE ALIVE on the Maturity Date and this Policy is In Force, WE WILL PAY the Net Surrender Value as of the Maturity Date. CASH VALUES WILL INCREASE OR DECREASE IN ACCORDANCE WITH THE POLICY VALUE PROVISIONS AND THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS IN THE SEPARATE ACCOUNT. CASH VALUES ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

THE PROVISIONS on the following pages are part of this Policy. This policy is a legal contract between the Owner and Us. READ YOUR CONTRACT CAREFULLY.

IN WITNESS WHEREOF, We have signed this Policy at Our Office in Clearwater, Florida as of the Policy Date.

           ABC                                                     ABC

--------------------------------------------------------------------------------

                             RIGHT TO EXAMINE POLICY

The Owner may cancel this Policy by returning it to Us at P.O. Box 5068, Clearwater, Florida 33758 or to the representative through whom it was purchased within 10 days after receipt. If the Policy is returned within this period, it will be void from the beginning and a refund will be made to the Owner. The refund will equal the sum of:

1. The difference between the premiums paid and the amounts allocated to any Accounts under the Policy; plus

2. The total amount of monthly deductions made and any other charges imposed on amounts allocated to the Accounts; plus

3. The value of amounts allocated to the Accounts on the date We or Our agent receive the returned Policy.

If state law prohibits the calculation above, the refund will be the total of all premiums paid for this Policy.

--------------------------------------------------------------------------------

                 Flexible Premium Variable Life Insurance Policy
    Death Benefit Proceeds Payable at Death of Insured Prior to Maturity Date
                  Net Surrender Value Payable at Maturity Date
  Flexible Premiums Payable During Lifetime of Insured Until the Maturity Date
                        Non-Participating - No Dividends
                    Some Benefits Reflect Investment Results

VL95

================================================================================

                                  POLICY GUIDE

================================================================================


CONTRACT SCHEDULE......................................    3     DEATH BENEFIT PROVISIONS (continued)
DEFINITIONS............................................    5       Option Type......................................   10
   Accounts............................................    5       Limitation Percentage............................   10
   Age.................................................    5       Changes..........................................   11
   Anniversary ........................................    5       Death Benefit Proceeds...........................   12
   Beneficiary ........................................    5     PREMIUM PROVISIONS.................................   12
   Death Benefit Proceeds..............................    5       Payment..........................................   12
   Fixed Account.......................................    5       Premiums.........................................   12
   In Force ...........................................    5       Grace Period.....................................   13
   Initial Premium.....................................    5       Reinstatement....................................   13
   Internal Revenue Code...............................    5     SEPARATE ACCOUNT PROVISIONS........................   13
   Maturity Date.......................................    5       The Separate Account.............................   13
   Monthiversary.......................................    5       Subaccounts......................................   14
   Net Premium ........................................    5       Transfers........................................   14
   Net Surrender Value.................................    6       Addition, Deletion or Substitution of
   No Lapse Date.......................................    6          Investments...................................   14
   Office..............................................    6       Change of Investment Objective...................   15
   Policy Date.........................................    6       Unit Value.......................................   15
   Record Date ........................................    6     POLICY VALUE PROVISIONS............................   15
   Reallocation Date...................................    6       Net Premium......................................   15
   Rider...............................................    6       Allocation of Net Premiums.......................   16
   SEC.................................................    6       Monthly Deductions...............................   16
   Separate Account....................................    6       Monthly Policy Charge............................   16
   Series Fund.........................................    6       Monthly Cost of Insurance........................   16
   Subaccount..........................................    6       Monthly Cost of Insurance Rates..................   17
   Surrender...........................................    6       Subaccount Value.................................   17
   Termination.........................................    6       Fixed Account Value..............................   17
   Valuation Date......................................    7       Cash Value.......................................   18
   Valuation Period....................................    7       Surrender .......................................   18
   Written Notice......................................    7       Net Surrender Value..............................   18
GENERAL PROVISIONS.....................................    7       Surrender Charge.................................   18
   The Policy..........................................    7       Surrender Charge Upon Decrease in
   Ownership ..........................................    7          Specified Amount..............................   19
   Beneficiary ........................................    7       Withdrawals......................................   19
   Assignment..........................................    8       Continuation of Insurance........................   20
   Extended Maturity Date..............................    8       Insufficient Value...............................   20
   Incontestability....................................    8       Basis of Computations............................   20
   Suicide.............................................    9       Policy Loans.....................................   20
   Issue Age and Sex...................................    9     SETTLEMENT OPTIONS.................................   21
   Annual Report.......................................    9      Effective Date and First Payment Due..............   21
   Termination.........................................    9      Betterment of Monthly Annuity.....................   21
   Policy Payment......................................    9      Availability......................................   21
   Conversion Rights...................................    9      Age...............................................   21
   Protection of Proceeds..............................   10      Proof of Age and Sex..............................   21
DEATH BENEFIT PROVISIONS...............................   10      Proof of Survival.................................   22
  Death Benefit........................................   10      Interest..........................................   22
  Specified Amount.....................................   10      Table of Optional Methods of Settlement...........   22

VL95                                  PAGE 2

                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO
                               Clearwater, Florida

                                 POLICY SCHEDULE

================================================================================

Primary Insured:             JOHN DOE
Issue Age And Sex:           35 - Male                Policy Number:               0112345678
Specified Amount:            $ 250,000.00             Policy Date:                 December 01, 2000
Option Type:                 B                        Record Date:                 December 01, 2000
Planned Premium:             $2,000.00                No Lapse Date:               December 01, 2020
Payment Frequency:           Annually                 Maturity Date:               December 01, 2065
Initial Payment Notice:      Direct Pay Notice        Reallocation Date:           December 21, 2000
Initial Premium:             $2,000.00                Minimum Monthly
                                                      Guarantee Premium:           $ 128.75

Rate Class:                                                               Ultimate Standard
Rate Band:                                                                Band 2

Minimum Specified Amount:
                 Band 1
                          Issue Age 0-49:                                 $   100,000.00
                          Issue Age 50 and Over:                          $     50,000.00
                 Band 2                                                   $   250,000.00
                 Band 3                                                   $   500,000.00
                 Band 4                                                   $1,000,000.00

Separate Account Provisions

    Separate Account:                                                     WRL Series Life Account

    Mortality and Expense Risk Charge:
        Policy Years 1-15:                                                .90% (Annually)
        Policy Years 16+:
                     Current:                                             .30% (Annually)
                     Guaranteed:                                          .60% (Annually)

    Reallocation Account:                                                 Fixed Account

Policy Value Provisions
      Net Premium Factor

                 Band 1
                     Policy Years 1-10                                    94.00%
                     Policy Years 11+                                     97.50%
                 Band 2
                     Policy Years 1-10                                    96.00%
                     Policy Years 11+                                     97.50%
                 Band 3
                     All Policy Years                                     100%
                 Band 4
                     All Policy Years                                     100%
    Collection Fee:
                 Direct Pay Notice:                                       $ 3.00  Per Payment
                 All Other Payment Notices:                               $ 0.00
    Monthly Policy Charge

                 Initial (Guaranteed for the First Policy Year):          $5.00
                 Guaranteed:                                              $7.50

VL95                                  PAGE 3

                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO
                               Clearwater, Florida

                           POLICY SCHEDULE (CONTINUED)

POLICY NUMBER: 0112345678

                           TABLE OF SURRENDER CHARGES
               PER $1000 OF SPECIFIED AMOUNT AS OF THE POLICY DATE
                  (APPLICABLE SPECIFIED AMOUNT EQUALS $250,000)


        End of Year*                    Surrender Charge                       End of Year                     Surrender Charge

          AT ISSUE                           $16.48                                 9                               $ 9.89
             1                               $16.48                                 10                              $ 8.24
             2                               $16.48                                 11                              $ 6.59
             3                               $16.48                                 12                              $ 4.94
             4                               $16.48                                 13                              $ 3.30
             5                               $16.48                                 14                              $ 1.65
             6                               $14.83                                 15                              $ 0.00
             7                               $13.18                                 16+                             $ 0.00
             8                               $11.54

*The surrender charge on any date other than an end of year will be interpolated between the two end of year charges.

VL95                               Page 4

                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO
                               Clearwater, Florida

                                RIDER INFORMATION
================================================================================

Rider                                                          Monthly Deduction
--------------------------------------------------------------------------------

NONE

    Number: 0112345678




The monthly deductions shown above are applicable for the first policy month. For monthly deductions after the first policy month, refer to the rider form.


VL95                               Page 4

                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO
                               Clearwater, Florida

                                 POLICY SCHEDULE
================================================================================

                            Policy Number: 0112345678

                               TABLE OF GUARANTEED
                          MAXIMUM LIFE INSURANCE RATES

Guaranteed Rate Basis for Initial Specified Amount on Primary Insured
    Commissioners 1980 Standard Ordinary Tobacco Smoker and Non-Tobacco Smoker Mortality Table

    Insured Name
    Male Lives
    Tobacco User Classification

Monthly Cost of Insurance Rates Per $ 1,000

        Attained Age                           Monthly Rate               Attained Age                          Monthly Rate

           35                                     .21916                       68                                  3.87916
           36                                     .23416                       69                                  4.19333
           37                                     .25333                       70                                  4.54000
           38                                     .27500                       71                                  4.92416
           39                                     .30000                       72                                  5.36083
           40                                     .32833                       73                                  5.85250
           41                                     .36166                       74                                  6.38833
           42                                     .39583                       75                                  6.98083
           43                                     .43500                        76                                 7.59166
           44                                     .47583                       77                                  8.21000
           45                                     .52250                       78                                  8.82583
           46                                     .56916                       79                                  9.45750
           47                                     .62000                       80                                 10.13250
           48                                     .67333                       81                                 10.86750
           49                                     .73333                       82                                 11.68333
           50                                     .79166                       83                                 12.58583
           51                                     .87000                       84                                 13.54083
           52                                     .95166                       85                                 14.51666
           53                                    1.04500                       86                                 15.48166
           54                                    1.15000                       87                                 16.42166
           55                                    1.26166                       88                                 17.44750
           56                                    1.38250                       89                                 18.46000
           57                                    1.50750                       90                                 19.47416
           58                                    1.64083                       91                                 20.51000
           59                                    1.77916                       92                                 21.61083
           60                                    1.93250                       93                                 23.02500
           61                                    2.10500                       94                                 24.84583
           62                                    2.29916                       95                                 27.49666
           63                                    2.51916                       96                                 32.04583
           64                                    2.76166                       97                                 40.01666
           65                                    3.02416                       98                                 54.83166
           66                                    3.29750                       99                                 83.33333
           67                                    3.58416

VL95                              Page 4A

                                                                     DEFINITIONS
================================================================================

ACCOUNTS Allocation options including the Fixed Account and the Subaccounts of the Separate Account.

AGE Issue Age refers to the Age on Your birthday nearest the Policy Date. Attained Age refers to the Issue Age plus the number of completed policy years.

ANNIVERSARY                     The same day and month as the Policy Date for
                                each succeeding year the Policy remains In
                                Force.

BENEFICIARY                     The person or persons specified by the Owner to
                                receive the Death Benefit Proceeds upon Your death.

DEATH BENEFIT                   The amount payable upon Your death in accordance
PROCEEDS                        with the Death Benefit Provisions.

FIXED ACCOUNT                   An allocation option(s) other than the Separate
                                Account.

IN FORCE Condition under which the coverage under this Policy or Rider, if any, is active and Your life remains insured.

INITIAL PREMIUM                 The amount which must be paid before coverage
                                begins. The amount is shown on the Policy
                                Schedule Page.

INTERNAL REVENUE CODE           The Internal Revenue Code of 1986, as amended.

MATURITY DATE                   The Anniversary nearest Your 100th birthday on
                                which coverage under this Policy will terminate if You are living and this Policy is In Force.
                                The Maturity Date may be extended as provided in the Extension of Maturity Date section of the General Provisions.

MONTHIVERSARY                   The day of each month coinciding with the Policy
                                Date. If there is no day in a calendar month which coincides with the Policy Date, the Monthiversary will be the first day of the next month.

NET PREMIUM                     The portion of the premium available for
                                allocation as set forth in the Policy Value
                                Provisions.

VL95                                Page 5

NET SURRENDER VALUE             The amount payable upon Surrender in accordance
                                with the Policy Value Provisions of this Policy.

NO LAPSE DATE                   The date, as set forth on the Policy Schedule
                                Page, prior to which this Policy will not lapse if certain conditions are met, even though the Net Surrender Value is insufficient to meet the monthly deduction.

OFFICE Refers to Our administrative Office located in Clearwater, Florida.

POLICY DATE                     The date coverage is effective and monthly
                                deductions commence under the Policy. Policy months, years and anniversaries are measured from the Policy Date, as shown on the Policy
                                Schedule Page.

RECORD DATE                     The date the Policy is recorded on Our books as
                                an In Force Policy. The Record Date is shown on the Policy Schedule Page.


REALLOCATION                    DATE The date on which any premiums are
                                reallocated from the Reallocation Account to the Accounts as elected by the Owner on the application. The Reallocation Date is shown on the Policy Schedule Page.

RIDER Any attachment to this Policy which provides additional coverages or benefits.

SEC                             The United States Securities and Exchange
                                Commission.

SEPARATE ACCOUNT                A separate investment account shown on the
                                Policy Schedule Page which is composed of several Subaccounts established to receive and invest Net Premiums under the Policy.

SERIES FUND                     A designated mutual fund from which each
                                Subaccount of the Separate Account will buy shares.

SUBACCOUNT                      A sub-division of the Separate Account. Each
                                Subaccount invests exclusively in the shares of specified Series Fund portfolio.

SURRENDER                       The Termination of this Policy at the option of
                                the Owner.

TERMINATION                     Condition under which coverage under the Policy
                                or any Rider is no longer In Force and Your life is no longer insured.

VL95                             Page 6

VALUATION DATE                  Any day We are required by law to value the
                                assets of the Separate Account.

VALUATION PERIOD                The period commencing at the end of one
                                Valuation Date and continuing to the end of the next succeeding Valuation Date.

WRITTEN NOTICE                  Written Notice means a notice by the Owner to Us
                                requesting or exercising a right of the Owner as provided in the Policy provisions. In order for a notice to be considered a Written Notice, it must: be in writing, signed by the Owner; be in a form acceptable to Us; and contain the information and documentation, as determined in Our sole discretion, necessary for Us to take the action requested or for the Owner to exercise the right specified. A Written Notice will not be considered complete until all necessary supporting documentation required or requested by Us has been received by Us at Our administrative Office.

                                                              GENERAL PROVISIONS
================================================================================

THE POLICY                      This  Policy is issued in consideration of the
                                attached application and payment of the Initial
                                Premium. This Policy, the attached application and any additional applications at the time of reinstatement constitute the entire contract.
                                All statements in these applications, in the absence of fraud, will be deemed representations and not warranties. No statement can be used to void this Policy or be used in defense of a claim unless it is contained in the written application. No Policy provision can be waived or changed except by endorsement. Such endorsement must be signed by Our President or Secretary.

OWNERSHIP                       This Policy belongs to the Owner. The Owner, as
                                named in the application or subsequently changed, may exercise all rights under this Policy during Your lifetime including the right to transfer ownership. If the Owner should die during Your lifetime, ownership of this Policy will pass to the Owner's estate if no contingent
                                Owner is named.

                                We will not be bound by any change in the ownership designation unless it is made by Written Notice. The change will be effective on the date the Written Notice is accepted by Us. If We request, this Policy must be returned to Our administrative Office for endorsement.

BENEFICIARY                     The Beneficiary, as named in the application or
                                subsequently changed, will receive the benefits payable at Your death. If the Beneficiary dies before You, the Contingent Beneficiary, if named, becomes the Beneficiary. If no Beneficiary or Contingent Beneficiary survives
                                You, the benefits payable at Your death will be paid to the Owner or the Owner's estate.

VL95                                Page 7

                                We will not be bound by any change in the Beneficiary designation unless it is made by Written Notice. The change will be effective on the date the Written Notice was signed; however, no change will apply to any payment We made before the Written Notice is received. If We request, this Policy must be returned to Our Office for endorsement.

ASSIGNMENT                      This Policy may be assigned. We will not be
                                bound by any assignment unless made by Written
                                Notice and received at Our Office. The
                                assignment will be effective on the date it was signed; however, no change will apply to any payment We made before Written Notice was received. We assume no responsibility for the validity of any assignment.

EXTENDED MATURITY DATE          The Owner may request that the Maturity Date
                                shown on the Policy Schedule page be extended.
                                The request must be in writing and received by Us at least 90 days, but no more than 180 days, prior to the scheduled Maturity Date. Any Riders
                                In Force on the scheduled Maturity Date will terminate on that date and will not be extended.
                                Interest on any outstanding policy loan will continue to accrue during the period for which the Maturity Date is extended.

                                The Maturity Date will be extended in accordance with either (1) or (2) below, as elected by the Owner at the time the request is made. If (2) is chosen, the Owner may elect to change to (1) at any time. Changes from (1) to (2) are not permitted.

                                (1) If the death benefit Option Type is other
                                    than Option A, the Option Type will be
                                    changed to Option A. Subsequent changes to the Option Type will not be allowed. On each Valuation Date, the Specified Amount will be adjusted to equal the Cash Value, and the Limitation Percentage will be 100%. No additional Premium payments will be permitted. All future monthly deductions will be waived.

                                (2) The Maturity Date will be automatically
                                    extended until the next Policy Anniversary.
                                    At least 90 days, but no more than 180 days, prior to each subsequent Policy Anniversary, the Owner must request that the Maturity Date be extended each Policy year. All benefits and charges will continue as set forth in this Policy. Monthly Cost of Insurance Rates will be the then current cost of insurance rates.

INCONTESTABILITY                This Policy shall be incontestable after it has
                                been In Force, while You are still alive, for two years from the Policy Date.

                                A new two year contestability period shall apply to each increase in insurance amount beginning on the effective date of each increase and will apply only to statements made in the application for the increase.

                                If this Policy is reinstated, a new two year contestability period (apart from any remaining contestability period) shall apply from the date of the application for reinstatement and will apply only to statements made in the application for reinstatement.

VL95                               Page 8

SUICIDE If You die by suicide, while sane or insane, within two years from the Policy Date, or two years from the effective date of any reinstatement of this Policy, this Policy shall terminate and Our total liability, including all Riders attached to this Policy, will be limited to the total premiums paid, less any loans and prior withdrawals, during such period.

                                If You die by suicide, while sane or insane, within two years from the effective date of any increase in insurance, Our total liability with respect to such increase will be its cost of insurance.

ISSUE AGE                       If Your date of birth or sex is not correctly
AND SEX                         stated, the death benefit will be adjusted.
                                The death benefit will be adjusted based on what the cost of insurance charge for the most recent monthly deduction would have purchased based on Your correct date of birth and sex.

ANNUAL REPORT                   We will send a report to the Owner at least once
                                each year. It will show for the Policy:

                                1. The current cash value;
                                2. The current Net Surrender Value;
                                3. The current death benefit;
                                4. Any current policy loans;
                                5. Activity since the last report;
                                6. Projected values.

                                Additional activity within each Subaccount showing investment experience will also be provided.

TERMINATION                     This Policy will terminate on the earliest of:

                                1. The Maturity Date unless extended;
                                2. The date of Your death;
                                3. The end of the grace period;
                                4. The date of Surrender.

POLICY PAYMENT                  All proceeds to be paid upon Termination will be
                                paid in one sum unless otherwise elected under the Settlement Options of this Policy.

                                All payments and transfers from the Subaccounts will be processed as provided in this Policy unless one of the following situations exists:

                                1. The New York Stock Exchange is closed; or
                                2. The SEC requires that trading be restricted
                                   or declares an emergency; or
                                3. The SEC allows Us to defer payments to
                                   protect Our policyowners.

                                We reserve the right to defer the payment of any Fixed Account values for the period permitted by law, but not for more than six months.

CONVERSION RIGHTS               At any time upon written request within the
                                first two policy years, the Owner may elect to transfer all Subaccount Values to the Fixed
                                Account without a transfer charge.

VL95                                  Page 9

PROTECTION OF                   Unless the Owner directs by filing Written
PROCEEDS                        Notice, no Beneficiary may assign any payments
                                under this Policy before the same are due. To the extent permitted by law, no payments under this Policy will be subject to the claims of creditors of any Beneficiary.

DEATH BENEFIT PROVISIONS
================================================================================

DEATH BENEFIT                   The death benefit is based upon the Specified
                                Amount, Option Type and the Limitation
                                Percentage applicable at time of death.

SPECIFIED AMOUNT                The Specified Amount is as shown on the Policy
                                Schedule Page, unless changed in accordance with the Changes section or reduced by a cash withdrawal.

OPTION TYPE                     The Option Type is as shown on the Policy
                                Schedule Page, unless changed in accordance with the Changes section of this provision.

                                If Option Type A is in effect, the death benefit is the greater of:

                                1. the Specified Amount; or
                                2. the Limitation Percentage multiplied by the
                                   cash value of this Policy on the date of Your death.

                                If Option Type B is in effect, the death benefit is the greater of:

                                1. the Specified Amount plus the cash value of
                                   this Policy on the date of Your death; or

                                2. the Limitation Percentage multiplied by the
                                   cash value of this Policy on the date of Your death.

                                If Option Type C is in effect, the death benefit is the greater of:

                                1. the Option Type A benefit; or
                                2. the Specified Amount multiplied by the factor
                                   K plus the cash value of this Policy on the date of Your death, where the factor K is equal to the lesser of:

                                   a. 1; or
                                   b. .04 multiplied by (95 minus Your Attained
                                      Age at death).

                                The factor K will never be less than zero.

LIMITATION PERCENTAGE           The Limitation Percentage is a percentage based
                                on Your Attained Age at the beginning of the policy year equal to:

VL95                               Page 10

                Attained Age             Limitation Percentage
                ---------------------------------------------------------------
                40 and under             250%
                41 through 45            250% minus 7% for each Age over Age 40
                46 through 50            215% minus 6% for each Age over Age 45
                51 through 55            185% minus 7% for each Age over Age 50
                56 through 60            150% minus 4% for each Age over Age 55
                61 through 65            130% minus 2% for each Age over Age 60
                66 through 70            120% minus 1% for each Age over Age 65
                71 through 75            115% minus 2% for each Age over Age 70
                76 through 90            105%
                91 through 95            105% minus 1% for each Age over Age 90
                96 through 99            100%

CHANGES After the third policy year, the Owner may change the Option Type by Written Notice. Changes will be effective on the first Monthiversary on or next following the day We receive Written Notice. No change in the Option Type will be allowed if the resulting Specified Amount would be less than the Band 1 Minimum Specified Amount shown on the Policy Schedule Page.

                                On the effective date of change to a new Option Type, the Specified Amount will be adjusted so that the amount determined under 1 and 2 of the Monthly Cost of Insurance provision will be equal to that determined under the prior Option Type.

                                The Specified Amount may be increased or decreased at any time after the third Policy year by Written Notice. We reserve the right to limit any decrease to no more than 20% of the then current Specified Amount. All changes to the Specified Amount are subject to the following:

                                1. Any decrease will become effective on the
                                   first Monthiversary on or next following the date We receive Written Notice. Any such decrease will reduce the Specified Amount in the following order:

                                   a) against insurance provided by the most
                                      recent increase;
                                   b) against the next most recent increases
                                      successively; and
                                   c) against insurance provided under the
                                      original application.

                                   No decrease will be allowed if:

                                   a) the Specified Amount after any requested
                                      decrease would be less than the Band 1
                                      Minimum Specified Amount shown on the
                                      Policy Schedule Page;
                                   b) the requested decrease would force a cash
                                      withdrawal in order to maintain compliance with the definition of a life insurance contract as defined by the United States Internal Revenue Code and applicable regulations; or
                                   c) the decrease would cause the Policy to
                                      enter the grace period.

VL95                               Page 11

                                2. Any request for an increase in Specified
                                   Amount must be applied for on a supplemental application and must include evidence of insurability satisfactory to Us. Such increase, if approved by Us, will be effective on the first Monthiversary on or next following Our Written Approval. We reserve the right to require any requested increase to be at least $50,000.

                                Only one change in the Option Type or to the Specified Amount will be allowed within each policy year.

                                If the Specified Amount is changed and the resulting Specified Amount causes a change in the Rate Band, the Net Premium Factor for the new band will be applied to all subsequent premiums received following the effective date of change.

DEATH BENEFIT PROCEEDS          The Death Benefit Proceeds is the amount payable
                                by Us under this Policy provided this Policy has not terminated prior to Your death. Except as provided in the Suicide section of the General
                                Provisions, the Death Benefit Proceeds will be equal to:

                                1. The death benefit; minus
                                2. Any monthly deductions due during the grace
                                   period; minus
                                3. Any outstanding policy loan; minus
                                4. Any accrued loan interest.

PREMIUM PROVISIONS
================================================================================

PAYMENT The Initial Premium shown on the Policy Schedule Page must be paid on or before the Policy Date. All premiums after the Initial Premium are payable at Our Office.

PREMIUMS The amount and frequency of Planned Premiums are shown on the Policy Schedule Page. The amount and frequency may be changed upon request, subject to Our approval.

                                While this Policy is In Force, additional premiums may be paid at any time prior to the Maturity Date. We reserve the right to limit or refund any premium if:

                                1. The amount is below Our current minimum
                                   payment requirement; or

                                2. The premium would increase the death benefit
                                   by more than the amount of the premium; or

                                3. The premium would disqualify this Policy as a
                                   life insurance contract as defined by the United States Internal Revenue Code and applicable regulations.

VL95                                  Page 12

GRACE PERIOD                    If the Net Surrender Value on any  Monthiversary
                                is not sufficient to cover the monthly
                                deductions on such day, We will mail a notice to the last known address of the Owner and any assignee of record. A grace period of 61 days after the mailing date of the notice will be allowed for the payment of premiums. The notice will specify the minimum payment and the final date on which such payment must be received by Us to keep the Policy In Force. The Policy will remain In Force during the grace period. If the amount due is not received by Us within the grace period, all coverage under the Policy and any Riders will terminate without value at the end of the grace period.

                                Until the No Lapse Date shown on the Policy
                                Schedule Page, no grace period will begin provided the total premiums received (minus any withdrawals, minus any outstanding loans, minus any accrued loan interest, and minus any Surrender Charge assessed upon a decrease in the Specified Amount that has been deducted from the cash value) equals or exceeds the Minimum Monthly Guarantee Premium times the number of months since the Policy Date, including the current month. The Minimum Monthly Guarantee Premium is as shown on the Policy Schedule Page unless changed due to a requested change under the Policy. Upon such change, the Owner will be notified of the new Minimum Monthly Guarantee Premium and the effective date for the new premium.

REINSTATEMENT                   If this Policy terminates, as provided in the
                                Grace Period section, it may be reinstated. The reinstatement is subject to:

                                1. Receipt at Our Office of a Written Notice.
                                   Such notice must be within 5 years after the date of Termination and prior to the Maturity Date; and
                                2. Receipt of evidence of insurability
                                   satisfactory to Us; and
                                3. Payment of a minimum premium sufficient to
                                   provide a Net Premium to cover (a) one
                                   monthly deduction at the time of Termination, plus (b) the next two monthly deductions which will become due after the time of reinstatement; and
                                4. Payment of an additional amount sufficient to
                                   cover any Surrender Charge as of the date of reinstatement.

                                The effective date of a reinstatement shall be the first Monthiversary on or next following the day We approve the application for reinstatement. Any policy loan as of the date of Termination will not be reinstated. Any cash value equal to the policy loan on the date of reinstatement will also not be reinstated.

                                                     SEPARATE ACCOUNT PROVISIONS
================================================================================

THE SEPARATE ACCOUNT            The variable benefits under this Policy are
                                provided through the Separate Account as shown on the Policy Schedule Page. The assets of the Separate Account are Our property. Assets equal to the reserve and other contractual liabilities under all policies issued in connection with the Separate Account will not be charged with liabilities arising out of any other business We may conduct. If the assets of the Separate
                                Account exceed the liabilities arising under the policies supported by the Separate Account, then the excess may be used to cover the liabilities of Our general account. The assets of the Separate Account shall be valued as often as any policy benefits vary, but at least monthly.

VL95                               Page 13

SUBACCOUNTS                     The Separate Account has various Subaccounts
                                with different investment objectives. We reserve the right to add or remove any Subaccount of the Separate Account. Income, if any, and any gains or losses, realized or unrealized, from assets in each Subaccount are credited to, or charged against, the amount allocated to that Subaccount without regard to income, gains, or losses in other Subaccounts. Any amount charged against the investment base for federal or state income taxes will be deducted from that Subaccount. The assets of each Subaccount are invested in shares of a corresponding Series Fund portfolio. The value of a portfolio share is based on the value of the assets of the portfolio determined at the end of each Valuation Period in accordance with applicable law.

TRANSFERS                       The Owner may transfer all or a portion of this
                                Policy's value in each Subaccount to other
                                Subaccounts or the Fixed Account. We reserve the right to charge a $25 fee for each transfer in excess of one per policy month or twelve per policy year. This charge will be deducted from the funds transferred. A request for a transfer must be made in a form satisfactory to Us. The transfer will ordinarily take effect on the first Valuation Date on or following the date the request is received at Our Office.

ADDITION, DELETION              We reserve the right to transfer assets of the
OR SUBSTITUTION OF              Separate Account, which We determine to be
INVESTMENTS                     associated with the class of contracts to which
                                this Policy belongs, to another Separate
                                Account. If this type of transfer is made, the term "Separate Account", as used in this Policy, shall then mean the Separate Account to which the assets were transferred. We also reserve the right to add, delete, or substitute investments held by any Subaccount.

                                We reserve the right, when permitted by law, to:

                                1. Deregister the Separate Account under the
                                   Investment Company Act of 1940;
                                2. Manage the Separate Account under the
                                   direction of a committee at any time;
                                3. Restrict or eliminate any voting privileges
                                   of owners or other persons who have voting privileges as to the Separate Account;
                                4. Combine the Separate Account or any
                                   Subaccount(s) with one or more other Separate Accounts or Subaccounts;
                                5. Operate the Separate Account as a management
                                   investment company;
                                6. Establish additional Subaccounts to invest in
                                   either a new series of the Series Fund, or in shares of another diversified, open-end registered investment company; and
                                7. Fund additional classes of variable life
                                   insurance contracts through the Separate
                                   Account.

VL95                            Page 14

CHANGE OF                       We reserve the right to change the investment
INVESTMENT                      objective of a Subaccount. If required by law or
OBJECTIVE                       regulation, an investment objective of the
                                Separate Account, or of a Series Fund portfolio designated for a Subaccount, will not be materially changed unless a statement of the change is filed with and approved by the appropriate insurance official of the state of Our domicile or deemed approved in accordance with such law or regulation. If required, approval of or change of any investment objective will be filed with the Insurance
                                Department of the state where this Policy is delivered.

UNIT VALUE                      Some of the policy values fluctuate with the
                                investment results of the Subaccounts. In order to determine how investment results affect the policy values, a unit value is determined for each Subaccount. The unit value of each Subaccount was originally established at $10 per unit. The unit value may increase or decrease from one Valuation Period to the next. Unit values also will vary between Subaccounts. The unit value of any Subaccount at the end of a Valuation Period is the result of:

                                1. The total value of the assets held in the
                                   Subaccount. This value is determined by
                                   multiplying the number of shares of the
                                   designated Series Fund portfolio owned by the Subaccount times the net asset value per share; minus
                                2. The accrued risk charge for adverse mortality
                                   and expense experience. The daily amount of this charge is equal to the daily net assets of the Subaccount multiplied by the daily equivalent of the Mortality and Expense Risk Charge. The maximum annual factor for the Mortality and Expense Risk Charge is shown on the Policy Schedule Page; minus
                                3. The accrued amount of reserve for any taxes
                                   or other economic burden resulting from the application of tax laws that are determined by Us to be properly attributable to the Subaccount; and the result divided by
                                4. The number of outstanding units in the
                                   Subaccount.

                                The use of the unit value in determining contract values is described in the Policy Value Provisions.

                                                         POLICY VALUE PROVISIONS
================================================================================

NET PREMIUM                     The applicable Net Premium equals the premium
                                paid multiplied by the Net Premium Factor shown on the Policy Schedule Page minus the Collection
                                Fee, if any, shown on the Policy Schedule Page.

VL95                                 Page 15

ALLOCATION OF                   Net Premiums will be allocated to the
NET PREMIUMS                    Subaccounts of the Separate Account and the
                                Fixed Account on the first Valuation Date on or following the date the premium is received at Our Office; except any Net Premium received prior to the Policy Date will be allocated on the first Valuation Date on or following the Policy Date. All Net Premiums allocated prior to the Reallocation Date will be allocated to the Reallocation Account. On the first Valuation
                                Date on or following the Reallocation Date, the values in the Reallocation Account will be transferred in accordance with the Owner's allocation as shown in the application.

                                We reserve the right to limit any allocation to any Account to no less than 1%. No fractional percentages may be permitted. The allocation may be changed by the Owner. We reserve the right to impose a charge of $25 for each change of allocation in excess of one per policy year quarter. The request for change of allocations must be in a form satisfactory to Us. The allocation change will be effective on the date the request for change is recorded by Us.

MONTHLY DEDUCTIONS              On each Monthiversary, a monthly deduction for
                                this Policy will be made equal to the sum of the following:

                                1. The Monthly Policy Charge as shown on the
                                   Policy Schedule Page;
                                2. The Monthly Cost of Insurance for this
                                   Policy;
                                3. The charge for benefits provided by Riders
                                   attached to this Policy;
                                4. The Surrender Charge upon a decrease in the
                                   Specified Amount, on the effective date of the decrease.

                                Deductions will be withdrawn from each account in proportion to the value each bears to the Cash Value.

MONTHLY POLICY CHARGE           Both the Initial and Guaranteed Monthly Policy
                                Charge are shown on the Policy Schedule Page. It is Our intention to charge the Initial Monthly
                                Policy Charge each month; however, We reserve the right to increase the Monthly Policy Charge up to the Guaranteed Monthly Policy Charge after the first policy year. Any change in this charge will be applied uniformly to all policies in effect for the same length of time.

MONTHLY COST
OF INSURANCE                    The Monthly Cost of Insurance on each
                                Monthiversary is determined as follows:

                                1. divide the death benefit on the Monthiversary
                                   by 1.0024663; and
                                2. reduce the result by the cash value on the
                                   Monthiversary in the following order until all cash value has been applied:

VL95                              Page 16

                                   a) against the insurance provided under the
                                      original application;
                                   b) against the insurance provided by the
                                      oldest increase;
                                   c) against the insurance provided by the next
                                      oldest increase and each successive
                                      increase;
                                   d) against the insurance provided by the most
                                      recent increase;

                                3. multiply the appropriate Monthly Cost of
                                   Insurance rate(s) by each amount of insurance provided under 2 above and sum.

MONTHLY COST OF                 The Monthly Cost of  Insurance rates will vary
INSURANCE RATES                 by Your sex, Age at issue, Age at the time of
                                any increase in Specified Amount, Rate Band, plan of insurance, Rate Class, and the duration from the Policy Date or the date of any increase in Specified Amount. Different Monthly Cost of
                                Insurance rates may apply to increases in the Specified Amount following the Policy Date.
                                Monthly Cost of Insurance rates may be changed by Us from time to time. A change in the cost of insurance rates will apply to all persons of the same Attained Age, sex, plan of insurance, Rate
                                Band, Rate Class, and whose policies or
                                increases have been in effect for the same length of time. The rates will not exceed those shown in the Table of Guaranteed Maximum Life
                                Insurance Rates.

SUBACCOUNT VALUE                At the end of any Valuation Period, the
                                Subaccount Value is equal to the number of units that the Policy has in the Subaccount, multiplied by the unit value of that Subaccount.

                                The number of units that the Policy has in each Subaccount is equal to:

                                1. The initial units purchased on the Policy
                                   Date; plus
                                2. Units purchased at the time additional Net
                                   Premiums are allocated to the Subaccount;
                                   plus
                                3. Units purchased through transfers from
                                   another Subaccount or the Fixed Account;
                                   minus
                                4. Those units that are redeemed to pay for
                                   monthly deductions as they are due; minus
                                5. Any units that are redeemed to pay for cash
                                   withdrawals; minus
                                6. Any units that are redeemed as part of a
                                   transfer to another Account.

FIXED ACCOUNT VALUE             At the end of any Valuation Period, the Fixed
                                Account value is equal to:

                                1. The sum of all Net Premiums allocated to the
                                   Fixed Account; plus
                                2. Any amounts transferred from a Subaccount to
                                   the Fixed Account; plus
                                3. Total interest credited to the Fixed Account;
                                   minus
                                4. Any amounts charged to pay for monthly
                                   deductions as they are due; minus
                                5. Any amounts withdrawn from the Fixed Account
                                   to pay for cash withdrawals; minus
                                6. Any amounts transferred from the Fixed
                                   Account to a Subaccount.

VL95                             Page 17

                                Interest on the Fixed Account will be compounded daily at a minimum guaranteed effective annual interest rate of 3% per year. We may declare from time to time various higher current interest rates on the unloaned portion of the Fixed Account.

                                On transfers from the Fixed Account to a Subaccount, We reserve the right to impose the following limitations:

                                1. Written Notice be received by Us within 30
                                   days after an Anniversary.
                                2. The transfer will take place on the date We
                                   receive such Written Notice.
                                3. The maximum amount that may be transferred is
                                   the greater of (a) 25% of the amount in the Fixed Account; or (b) the amount transferred in the prior policy year from the Fixed Account.

                                We further reserve the right to defer payment of any amounts from the Fixed Account for no longer than six months after We receive such Written Notice.

CASH VALUE                      At the end of any Valuation Period, the cash
                                value of the Policy is equal to the sum of the Subaccount Values plus the Fixed Account value.

SURRENDER                       While this Policy is In Force, the Owner may
                                Surrender this Policy for the Net Surrender
                                Value. Payment will usually be made within seven days of Written Notice, subject to the Policy
                                Payment section of the General Provisions.

NET SURRENDER VALUE             The Net Surrender Value is the amount payable
                                upon Surrender of this Policy. The Net Surrender
                                Value as of any date is equal to:

                                1. the cash value as of such date; minus
                                2. any Surrender Charge as of such date; minus
                                3. any outstanding policy loan; minus
                                4. any accrued loan interest.

SURRENDER CHARGE                During the first 15 policy years, a Surrender
                                Charge will be incurred upon Surrender of this Policy. This charge will be based upon the Table of Surrender Charges shown on the Policy
                                Schedule Page.

                                During the first 15 years following each increase in the Specified Amount, an additional Surrender Charge will be based upon the Table of Surrender Charges shown on the supplemental Policy Schedule Page provided at the time We approve the requested increase.

VL95                               Page 18

SURRENDER CHARGE                During the first 15 policy years, or during the
UPON DECREASE                   15 year period subsequent to each increase in
IN SPECIFIED AMOUNT             Specified Amount, Surrender Charges will be
                                assessed against the cash value upon a requested decrease in coverage. For decreases which reduce any increase in its entirety, the full Surrender
                                Charge as determined under the Surrender Charge provisions above will be assessed against that portion of the decrease equal to the increase.
                                For decreases which partially reduce any previous increase in Specified Amount or the amount in (d) below, a partial Surrender Charge will be assessed. This partial Surrender Charge will be equal to:

                                1. the amount of the Specified Amount decrease;
                                   multiplied by
                                2. the Surrender Charge shown on the Table of
                                   Surrender Charges applicable to that portion of the reduction in Specified Amount.

                                Surrender Charges upon a decrease in Specified Amount will be charged in the following order:

                                   (a) the Surrender Charges for the insurance
                                       provided by the most recent increase;
                                   (b) the Surrender Charges for insurance
                                       provided by the next most recent increase and each next most recent increase;
                                   (c) the Surrender Charges for insurance
                                       provided by the oldest increase;
                                   (d) the Surrender Charges for the insurance
                                       provided under the original application.

                                A Surrender Charge will not be deducted from the cash value when a Specified Amount decrease results from (a) a change in Option Type, or (b) a withdrawal when the death benefit is Option Type A, as described in the Withdrawals Provision below. If a Surrender Charge is deducted due to a decrease in Specified Amount, any future Surrender Charges incurred during the Surrender Charge period will be based on the reduced Specified Amount.

WITHDRAWALS                     Cash withdrawals may be made any time after the
                                first policy year and while this Policy is In
                                Force. Only one withdrawal is allowed during a policy year. The amount of a withdrawal may be limited to no less than $500 and to no more than 10% of the Net Surrender Value. The remaining
                                Net Surrender Value following a withdrawal may not be less than $500. The request for a withdrawal must be by Written Notice. A processing fee of the lesser of 2% of the amount withdrawn or $25 will be deducted from each withdrawal amount and the balance paid to the Owner.

                                When a withdrawal is made, the cash value shall be reduced by the amount of the withdrawal. If the death benefit is Option Type A, the Specified Amount shall also be reduced by the amount of the withdrawal. These reductions will result in a reduction in the death benefit, which may be determined from the Death Benefit section. If the Specified Amount following the withdrawal results in a change in the Rate Band, the Net Premium factors for the new band will be applied to all subsequent premiums received following the date of the withdrawal. No withdrawal will be allowed if the resulting Specified Amount would be less than the Band 1 minimum Specified Amount shown on the Policy Schedule Page.

VL95                            Page 19

                                The Accounts from which the withdrawal will be made may be specified in the Written Notice. If no Account is specified, the withdrawal amount will be withdrawn from each Account in accordance with the Owner's current premium allocation instructions. Payment will usually be made within seven days of Written Notice, subject to the Policy Payment section of the General Provisions of this Policy.

CONTINUATION OF INSURANCE       Subject to the Grace Period section of the
                                Premium Provisions, insurance coverage under this Policy and any benefits provided by Rider will be continued In Force until the Net
                                Surrender Value is insufficient to cover the monthly deductions. This provision shall not continue this Policy beyond the Maturity Date nor continue any Rider beyond the date for its Termination, as provided in the Rider.

INSUFFICIENT VALUE              If the Net Surrender Value on any Monthiversary
                                is not sufficient to cover the monthly
                                deductions then due, this Policy shall terminate subject to the Grace Period section of the Premium Provisions.

BASIS OF COMPUTATIONS           Policy values and reserves are at least equal to
                                those required by law. A detailed statement of the method of computation of values and reserves has been filed with the insurance department of the state in which this Policy was delivered.

POLICY LOANS                    After the first policy year and during the
                                continuance of this Policy, the Owner can borrow against this Policy an amount which is not greater than 90% of the cash value, less any Surrender Charges and any outstanding policy loan, including accrued interest. The amount of any policy loan may be limited to no less than $500, except as noted below.

                                When a loan is made, an amount equal to the loan will be withdrawn from the Accounts and transferred to the loan reserve. The loan reserve is a portion of the Fixed Account used as collateral for any policy loan. The Owner may specify the Account or Accounts from which the withdrawal will be made. If no Account is specified, the withdrawal will be made from each Account in accordance with the Owner's current premium allocation instructions.

                                The loan date is the date We process a loan request. Payment will usually be made within seven days of the date We receive proper loan request, subject to the Policy Payment section of the General Provisions of this Policy. This Policy will be the sole security for the loan.

                                While this Policy is In Force, any loan may be repaid. Any amounts received on this Policy will be considered premiums unless clearly marked as loan repayments.

VL95                              Page 20

                                Interest on any loan will be at the maximum policy loan rate of 4%, payable in arrears. We may declare from time to time various lower policy loan interest rates. We may also apply different loan interest rates to different parts of the loan. Interest is due at each Anniversary. Interest not paid when due will be added to the loan and will bear interest up to the maximum policy loan rate.

                                At each Anniversary, We will compare the amount of the outstanding loan to the amount in the loan reserve. At each such time, if this amount plus any accrued loan interest exceeds the amount in the loan reserve, We will withdraw the difference from the Accounts and transfer it to the loan reserve, in the same fashion as when a loan is made. If the amount in the loan reserve exceeds the amount of the outstanding loan, plus any accrued loan interest, We will withdraw the difference from the loan reserve and transfer it to the Accounts in accordance with the Owner's current allocation instructions. However, We reserve the right to require that the transfer be directed to the Fixed Account if such loans were originally transferred from the Fixed Account.

                                                              SETTLEMENT OPTIONS
================================================================================

EFFECTIVE DATE AND FIRST        The effective date of a settlement provision
PAYMENT DUE                     will be either the date of Surrender or the date
                                of death. The first payment due will be on the effective date of the settlement provision.

BETTERMENT OF
MONTHLY ANNUITY                 The payee will receive the greater of:

                                1. The income rate guaranteed in this Policy; or
                                2. The income rates in effect for Us at the time
                                   income payments are made.

AVAILABILITY                    If the payee is not a natural person, an
                                optional method of settlement is only available with Our permission. No optional method of settlement is available if:

                                1. The payee is an assignee; or
                                2. The periodic payment is less than $100.

AGE Age, when required, means age nearest birthday on the effective date of the option. We will furnish rates for other ages and for two males or two females upon request.

PROOF OF AGE                    Prior to making the first payment under this
AND SEX                         Policy, We reserve the right to require
                                satisfactory evidence of the birthdate and sex of any payee. If required by law to ignore the differences in sex of any payee, annuity payments will be determined using unisex rates.

VL95                                Page 21

PROOF OF SURVIVAL               Prior to making any payment under this Policy,
                                We reserve the right to require satisfactory evidence that any payee is alive on the due date of such payment.

INTEREST All settlement options are based on the Annuity 2000 Mortality Table, if applicable, and a guaranteed annual interest rate of 3%.

                     TABLE OF OPTIONAL METHODS OF SETTLEMENT
                  DESCRIPTION AND TABLES OF MONTHLY INSTALLMENT
                             PER $1,000 OF PROCEEDS.

Option A - Fixed Period         The proceeds will be paid in equal installments.
                                The installments will be paid over a fixed period determined from the following table:

                                       Fixed Period
                                        (in months)         Factor
                                       ---------------------------
                                             60              17.91
                                            120               9.61
                                            180               6.87
                                            240               5.51

Option B - Life Income          The proceeds will be paid in equal installments
                                determined from the following table. Such installments are payable:

                                1. during the payee's lifetime only (Life
                                   Annuity); or
                                2. during a 10-year fixed period certain and for
                                   the payee's remaining lifetime (Certain
                                   Period); or
                                3. until the sum of installments paid equals the
                                   annuity proceeds applied and for the payee's remaining lifetime (Installment Refund).

============== =================================== ===================================== ===================================
Payee's                    Life Annuity                        Certain Period                     Installment Refund
Age               Male       Female       Unisex       Male        Female      Unisex        Male       Female      Unisex
               ----------- ------------ ---------- ------------ ----------- ------------ ----------- ------------ ----------
55                 4.18         4.01       4.06       4.13         3.99        4.03          3.99       3.89        3.92
60                 4.64         4.42       4.49       4.57         4.38        4.44          4.36       4.23        4.27
65                 5.30         4.98       5.08       5.14         4.89        4.97          4.83       4.67        4.72
70                 6.21         5.78       5.90       5.86         5.58        5.66          5.43       5.26        5.31
75                 7.46         6.94       7.09       6.70         6.45        6.53          6.22       6.04        6.09
80                 9.23         8.66       8.83       7.61         7.46        7.51          7.24       7.08        7.13
85                11.72        11.24      11.38       8.44         8.40        8.41          8.55       8.45        8.48
90                15.16        14.94      15.00       9.06         9.05        9.05         10.22      10.19       10.20
============== =========== ============ ========== ============ =========== ============ =========== ============ ==========

VL95                                    Page 22

Option C - Joint and Survivor   The proceeds will be paid in equal installments
Life Income                     during the joint lifetime of two payees:


     1.   continuing  upon the death of the first payee for          2.   reduced  by  one-third  upon  the  death of the
          the remaining lifetime of the survivor; or                      first payee and  continuing  for the  remaining
                                                                          lifetime of the survivor.

                  Joint Life Income with Full                                       Joint Life Income with 2/3
                       Amount to Survivor                                                   to Survivor


=========== =========== ========= ======== ========= ========= ==== ======= ============ ========= ======== ========= ========
              FEMALE                                                          FEMALE
   MALE         55          60       65        70        75           MALE       55          60       65        70       75
   ----     ----------- --------- -------- --------- ---------       ----   ------------ --------- -------- --------- --------
55             3.61       3.74     3.86      3.96      4.04           55       3.91        4.09     4.29      4.51     4.75
60             3.72       3.91     4.09      4.26      4.39           60       4.08        4.30     4.54      4.81     5.11
65             3.81       4.06     4.32      4.57      4.80           65       4.28        4.53     4.83      5.17     5.54
70             3.88       4.18     4.52      4.89      5.25           70       4.49        4.79     5.15      5.57     6.05
75             3.93       4.27     4.69      5.17      5.70           75       4.70        5.05     5.47      5.99     6.61
=========== =========== ========= ======== ========= ========= ==== ======= ============ ========= ======== ========= ========

VL95                               Page 23

                              WESTERN RESERVE LIFE

                              ASSURANCE CO. OF OHIO


--------------------------------------------------------------------------------


                 Flexible Premium Variable Life Insurance Policy
    Death Benefit Proceeds Payable at Death of Insured Prior to Maturity Date
                  Net Surrender Value Payable at Maturity Date
  Flexible Premiums Payable During Lifetime of Insured Until the Maturity Date
                        Non-Participating - No Dividends
                    Some Benefits Reflect Investment Results

VL95